Exhibit 5.1

October 12, 2010

Anheuser-Busch InBev Worldwide Inc.,

1209 Orange Street,

Wilmington, DE 19801.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of (i) $1,250,000,000 aggregate principal amount of 7.20% Notes due 2014, $2,500,000,000 aggregate principal amount of 7.75% Notes due 2019, $1,250,000,000 aggregate principal amount of 8.20% Notes due 2039, $1,550,000,000 aggregate principal amount of 5.375% Notes due 2014, $1,000,000,000 aggregate principal amount of 6.875% Notes due 2019 and $450,000,000 aggregate principal amount of 8.000% Notes due 2039, (collectively, the “Notes”), of Anheuser-Busch InBev Worldwide Inc., a Delaware corporation (the “Issuer”), to be issued pursuant to the Indenture, dated as of October 16, 2009, as heretofore supplemented (the “Indenture”), by and among the Issuer, Anheuser-Busch InBev NV/SA (the “Parent Guarantor”), each of the subsidiary guarantors listed on Annex A hereto (the “Subsidiary Guarantors”, and together with the Parent Guarantor, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) in exchange for certain outstanding debt securities of the Issuer and (ii) the Guarantees (the “Guarantees”) of each of the Guarantors endorsed upon the Notes, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when (i) the registration statement on Form F-4 relating to the Notes and the Guarantees (the “Registration Statement”) has become effective under the Act, (ii) the Supplemental Indentures relating to the Notes and the Guarantees in substantially the form filed as Exhibits 4.2 to 4.7 to the Registration Statement (the “Supplemental Indentures”) have been duly executed and delivered, and (iii) the Notes and the Guarantees have been duly executed and, in the case of the Notes, authenticated in accordance with the Indenture and Supplemental Indentures, and issued and exchanged as contemplated by the Registration Statement, (1) the Notes will constitute valid and legally binding obligations of the Issuer and (2) the Guarantees will constitute valid and legally binding obligations of the respective Guarantors, subject in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have, with your approval, assumed that (i) Brandbrew S.A. (the “Luxembourg Guarantor”) is validly existing as a company limited by shares (sociétés anonymes) under the laws of Luxembourg, (ii) Cobrew NV/SA and Anheuser-Busch InBev SA/NV are validly existing as Belgian companies (société anonyme/naamloze vennotschap) under the laws of Belgium (the “Belgian Guarantors”, and together with the Luxembourg Guarantor, the “Foreign Guarantors”), (iii) the Indenture has been duly authorized, executed and delivered by each Foreign Guarantor under the laws of its jurisdiction of organization, (iv) the Supplemental Indentures have been duly authorized by each Foreign Guarantor under the laws of its jurisdiction of organization (v) the execution and delivery of the Indenture has not resulted, and the execution and delivery of the Supplemental Indentures will not result, in any breach or violation of, or conflict with, any Luxembourg or Belgian statute, rule or regulation and (vi) the provisions of the Indenture and the Supplemental Indentures designating the law of the State of New York as the governing law for the Indenture and the Supplemental Indentures are, and will be, valid and binding on each Foreign Guarantor under the laws of its jurisdiction of organization. We note that, with respect to all matters of Belgian law and Luxembourg law, you are relying upon the opinions of Linklaters LLP, which are also filed as exhibits to the Registration Statement.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Issuer and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been, and that each of the Supplemental Indentures will be, duly authorized, executed and delivered by the Trustee thereunder, that the Notes and the Guarantees endorsed thereon will conform to the specimens thereof examined by us and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the New Notes” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Annex A

Subsidiary Guarantors

Subsidiary Guarantor	Jurisdiction of Incorporation or Organization

Cobrew NV/SA	Belgium

Anheuser-Busch Companies, Inc.	Delaware

Brandbrew S.A.	Luxembourg